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                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      February 9, 1994
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First Chicago Corporation
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(Exact name of registrant as specified in its charter)


Delaware                        1-6052                     36-2669970
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(State or other jurisdiction       (Commission           (IRS Employer
 of incorporation)                 File Number)        Identification No.)


One First National Plaza, Chicago, IL                          60670
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(Address of principal executive offices)                     (ZIP Code)


Registrant's telephone number, including area code   312-732-4000
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Item 5. Other Events
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The Registrant hereby incorporates by reference the information contained in
Attachment A hereto in response to this Item 5.









Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           First Chicago Corporation
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                           (Registrant)



Date: February 9, 1994     By: /s/ David P. Bolger
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                           Title: Senior Vice President and
                                  Treasurer






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                                                                    ATTACHMENT A

     Chicago, Feb. 8, 1994 -- First Chicago Corporation announced today the issuance of 6.5 million notes, valued at $235.6 million, in the form of Debt Exchangeable for Common Stock ("DECS") related to its venture capital investment in NEXTEL Communications, Inc., a telecommunication services company.
     The 5.5% notes, due February 15, 1997, are exchangeable at maturity, at First Chicago's option, into NEXTEL Class A Common Stock, or its cash equivalent value at such time. Each DECS is priced at $36.25, NEXTEL's closing market price on February 7, 1994. First Chicago has also granted the underwriters an option, exercisable within 30 days, to purchase up to 975,000 additional DECS for the purpose of covering any overallotments.
     This transaction allows First Chicago to moderate the earnings volatility related to up to 7.5 million (assuming full exercise of the overallotment), or nearly 80 percent, of the NEXTEL shares held in the venture capital portfolio. First Chicago retains in full any future appreciation in NEXTEL common stock up to $43.50 per share (20 percent above the issue price), and benefits to a lesser extent from any additional market appreciation.
     As a result of this offering, First Chicago will record a pretax benefit to earnings of at least $45 million in the first quarter.
     Net proceeds will be used for general corporate purposes. NEXTEL is not affiliated with First Chicago and has no obligations with respect to the DECS. The issue will be sold through underwriters led by Salomon Brothers Inc and Merrill Lynch & Co. The DECS are listed on the New York Stock Exchange (ticker symbol "FND").
     First Chicago Corporation, with $53 billion in assets, is the nation's 11th largest bank holding company. It provides a full range of banking services and products to large corporations, institutions, government agencies, businesses of all sizes, and consumers.